Exhibit 3.1

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                       PUBLIC STORAGE PROPERTIES XI, INC.

               [As Filed in the office of the Secretary of State
                   of the State of California March 17, 1998]


         David Goldberg and David P. Singelyn certify that:

         1. They are the Vice President and Assistant  Secretary,  respectively,
of  Public  Storage   Properties  XI,  Inc.,  a  California   corporation   (the
"Corporation").

         2. The Articles of Incorporation of this Corporation are amended and restated to read in full as follows:

                                        I

         The name of this corporation is PS BUSINESS PARKS, INC.

                                       II

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                       III

         3.01 This corporation is authorized to issue only three classes of shares to be designated respectively "Preferred Stock," "Common Stock" and "Equity Stock" and referred to herein either as Preferred Stock or Preferred shares, Common Stock or Common shares or Equity Stock or Equity shares. The total number of shares which this corporation is authorized to issue is Two Hundred Fifty Million (250,000,000); the number of Preferred shares shall be Fifty Million (50,000,000) of the par value of One Cent ($.01) each, the number of Common shares shall be One Hundred Million (100,000,000) of the par value of One Cent ($.01) each and the number of Equity shares shall be One Hundred
Million (100,000,000) of the par value of One Cent ($.01) each. Upon the amendment of this article to read as herein set forth, each outstanding share of Common Stock Series A is converted into or reconstituted as one share of Common Stock.

         3.02 The Preferred shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights granted to or imposed upon any wholly unissued series of Preferred shares including the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices and the liquidation preference, and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         3.03 (a) Subject to any preference with respect to the Preferred shares or the Equity shares, the Common shares shall be entitled to distributions out of funds legally available therefor, when, as and if declared by the Board of Directors.

              (b) In the event of any liquidation, dissolution or winding up of this corporation, whether voluntary or involuntary, subject to any preference with respect to the Preferred shares or the Equity shares, the entire assets of this corporation available for distribution to shareholders shall be distributed ratably among the Common shares.

         3.04 The Equity shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Equity shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights granted to or imposed upon any wholly unissued series of Equity shares including the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices and the liquidation rights, and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease
(but not below the number of shares then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. The dividend and liquidation rights of the Equity shares shall be junior to the Preferred shares and may be senior to, junior to, or pari passu with, the Common shares.

                                       IV

         4.01 Ownership Limitations

              (a) Basic Ownership Limits. Except as provided in Section 4.01(b) and Section 4.03, no Person shall Beneficially Own shares of Common Stock or any series of Preferred Stock or Equity Stock in excess of the Ownership Limit set forth in this Section 4.01(a). In the case of Common Stock, the Ownership Limit is 2.0% of the outstanding shares of Common Stock. In the case of any series of Preferred Stock or Equity Stock, the Ownership Limit is 9.9% of the outstanding shares of such series of Preferred Stock or Equity Stock.

              (b) Certain Exceptions. The limitation set forth in Section 4.01(a) shall apply only to a Transfer of Stock or other event with respect to Stock occurring subsequent to the effective date of the merger of American Office Park Properties, Inc. with and into this corporation. Notwithstanding anything to the contrary in this Section 4.01, no Person shall be deemed to exceed the Ownership Limit set forth in Section 4.01(a) solely by reason of the

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Beneficial  Ownership  of shares of any class of Stock to the extent such shares of Stock were Beneficially Owned by such Person on the effective date of the merger of American Office Park Properties, Inc. with and into this corporation (but the Beneficial Ownership of any such shares of Stock shall be taken into account in determining whether any subsequent Transfer or other event violates
Section 4.01(a)). For purposes of the preceding sentence, in evaluating Beneficial Ownership of any Person on the effective date of the merger, there shall also be taken into account Beneficial Ownership of any shares that would have been Beneficially Owned on that date if redemption rights provided in the Operating Partnership Agreement had been exercised at that time (whether or not then exercisable) resulting in an exchange of partnership units for shares. In addition, no Person shall be deemed to exceed the Ownership Limit set forth in
Section 4.01(a) solely by reason of the Beneficial Ownership of shares of any class of Stock that are treated as owned because of such Person's actual or Beneficial Ownership of shares of Public Storage, Inc., to the extent that such Person's actual or Beneficial Ownership of shares of Public Storage, Inc. complies with the ownership restrictions applicable to shareholders of Public Storage, Inc. (but the Beneficial Ownership of any such shares of Stock because of such Person's actual or Beneficial Ownership of shares of Public Storage, Inc. shall be taken into account in determining whether any other Transfer, Acquisition or other event violates Section 4.01(a)).

              (c) No Ownership Producing "Closely Held" Status. Notwithstanding any other provisions contained in the corporation's Articles of Incorporation, no Person shall Beneficially Own shares of any class of Stock of this corporation to the extent that, if effective, such Beneficial Ownership would result in this corporation being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is purportedly held during the second half of a taxable year) or otherwise would result in this corporation failing to qualify as a REIT.

              (d) Application to Partnership  Exchange  Rights.  It is expressly intended  that the  restrictions  on ownership  and  transfer  described in this
Article  IV shall  apply to the  redemption  rights  provided  in the  Operating
Partnership Agreement. Notwithstanding any provisions of the Operating Partnership Agreement or any related agreements to the contrary, partners of the Partnership shall not be entitled to exchange interests in the Partnership for Stock to the extent the Beneficial Ownership of those shares would violate the restrictions otherwise contained in this Article IV (taking into account the provisions of Section 4.01(b)).

         4.02 Remedies

              (a) Transfers in Trust. If, notwithstanding the other provisions contained in this Article IV, at any time after the effective date of the merger of American Office Park Properties, Inc. with and into this corporation, there is a purported Transfer or other event that, if effective, would result in the violation of one or more of the restrictions on ownership and transfer described in Section 4.01, then that number of shares of Stock the Beneficial Ownership of which otherwise would cause such Person to violate Section 4.01 (rounded up to the next whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 4.08, effective as of the close of business on the day immediately prior to the date of such purported Transfer or other event, and such Person shall acquire no rights in such shares of Stock.

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              (b)  Void Ab  Initio.  If the  transfer  to the  Charitable  Trust described in Section 4.02(a) would not be effective for any reason to prevent any Person from Beneficially Owning Stock in violation of Section 4.01, then the Transfer or other event that would otherwise cause such Person to violate
Section 4.01 shall be void ab initio.

              (c) No Ownership by Less than 100 Persons. Notwithstanding any other provision of the corporation's Articles of Incorporation, any Transfer of shares of Stock (whether or not such Transfer is the result of a transaction engaged in through the facilities of the Exchange or any other automated inter-dealer quotation system) that, if effective, would result in the Stock being owned beneficially by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Stock.

              (d) Other  Actions.  In addition  to, and without  limitation  by,
Section 4.02(a) through (c) above, if the Board of Directors or its designees shall at any time determine in good faith that a Transfer or other event has taken place in violation of Article IV or that a Person intends to acquire or has attempted to acquire, ownership, beneficial ownership (determined under the principles of Section 856(a)(5) of the Code) or Beneficial Ownership of any Stock in violation of Article IV (whether or not the violation is intended), the Board of Directors or its designees shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, causing this corporation to redeem Stock, refuse to give effect to such Transfer or other event on the books of this corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of
Section 4.01 shall automatically result in the transfer to the Charitable Trust described in Section 4.02(a), without regard to any action (or non-action) by the Board of Directors, and if applicable, such Transfer or other event shall be void ab initio as provided above without regard to any action or inaction by the Board of Directors or its designees.

              (e) No Limit on Authority. Nothing contained in this Section 4.02 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect this corporation and the interests of its stockholders by preservation of this corporation's status as a REIT.

         4.03 Waivers and Exceptions

              (a) Board May Grant Exceptions. Subject to Section 4.01(c), the Board of Directors, in its sole and absolute discretion, may grant to any Person an exception to the Ownership Limit set forth in Section 4.01(a) with respect to Common Stock or any series of Preferred Stock or Equity Stock if the Board of Directors shall have determined that this corporation would not be "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the purported Acquisition, Transfer or other event takes place during the second half of a taxable year) and would not otherwise fail to qualify as a REIT, after giving effect to an acquisition by such Person of Beneficial Ownership of the maximum amount of Common Stock, Preferred Stock and Equity Stock permitted as a result of the exception to be granted, and taking into account the existing and permitted ownership by other Persons of the Stock of this corporation (taking into account any other exceptions granted under this Section 4.03(a)). If a member of the Board of Directors requests that the Board of Directors grant an exception to the Ownership Limit with respect to such member or with respect to any other Person if such member of the Board of

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Directors  would be  considered  to be the  Beneficial  Owner of shares of Stock owned by such Person, such member of the Board of Directors shall not participate in the decision of the Board of Directors as to whether to grant any such exception.

              (b) Conditions to Exceptions. As a condition to the granting of an exception under Section 4.03(a) to any Person, the Board of Directors may require such Person to provide the Board of Directors such representations and undertakings as the Board of Directors may, in its sole and absolute discretion, require (including, without limitation, an agreement as to a reduced Ownership Limit for such Person with respect to the Beneficial Ownership of one or more other classes of Stock not subject to the exception), and such Person must agree that any violation of such representations and undertakings or attempted violations will result in the application of the remedies set forth in Section
4.02 with respect to shares of Stock producing the violation or attempted violation. In addition, prior to granting any exception, the Board of Directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, in its sole and absolute discretion as it may deem necessary or advisable in order to determine or ensure this corporation's status as a REIT, provided, however, that obtaining a favorable ruling or opinion shall not be required for the Board of Directors to grant an exception.

         4.04 Certain Definitions

         Unless  the  context  otherwise  requires,  the terms  defined  in this
Section 4.04 shall have, for all purposes, the meanings specified below (with terms defined in the singular having comparable meanings when used in the plural).

         "Beneficial Ownership" shall mean ownership of Common Stock or Preferred Stock or Equity Stock by a Person, whether the interest in the shares of Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of
Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns," and "Beneficially Owned" shall have correlative meanings.

         "Charitable Beneficiary" shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 4.08, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055, and 2522 of the Code.

         "Charitable Trust" shall mean the trust created pursuant to Section 4.08(a).

         "Charitable Trustee" shall mean the Person that is initially appointed by this corporation, or any successor subsequently designated by this corporation, to serve as trustee of the Charitable Trust provided that such Person is unaffiliated with this corporation or the Purported Owner.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         "Exchange" shall mean the New York Stock Exchange or the American Stock Exchange.

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         "IRS" shall mean the United States Internal Revenue Service.

         "Market Price" shall mean, with respect to any class or series of Stock, the last reported sales price on the Exchange of such shares on the day immediately preceding the relevant date, or if such shares are not then traded on the Exchange, the last reported sales price of such shares on the day immediately preceding the relevant date as reported on any exchange or quotation system or for which such shares may be traded, provided, however, that if the Board of Directors determines in good faith that a lower price is appropriate, then the Market Price shall be such lower price as determined in good faith by the Board of Directors, or if such shares are not then traded over any exchange or quotation system, the Market Price shall be the price determined in good faith by the Board of Directors of this corporation as the fair market value of shares on the relevant date.

         "Operating Partnership Agreement" shall mean that certain Agreement of Limited Partnership of American Office Park Properties, L.P. dated January 1, 1997, as amended from time to time.

         "Ownership Limit" shall mean the maximum amount of Common Stock and/or Preferred Stock and/or Equity Stock that may be Beneficially Owned by a Person under Section 4.01(a), determined without regard to any exception or waiver that may be granted under Section 4.03 (but taking into account ownership permitted under Section 4.01(b)).

         "Person" shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity; but does not include, to the extent appropriate to facilitate a public offering or private placement of Stock, an underwriter that participates in such a public offering or private placement provided that the ownership of Stock by such underwriter would not result in this corporation being "closely held" within the meaning of Section 856(h) of the Code and would not otherwise result in this corporation failing to qualify as a REIT.

         "Purported Owner" shall mean, with respect to any purported Acquisition that would result in a violation of the limitations in Section 4.01, the Person who would have owned shares of Stock if such Acquisition had been valid under
Section 4.01 and, if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Purported Owner would have so owned.

         "REIT" shall mean a "real estate investment trust" within the meaning of Section 856 of the Code.

         "Stock" shall mean shares of stock of this corporation that are Common Stock or Preferred Stock or Equity Stock.

         "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition of Stock, as well as any other event that causes a Person to acquire Beneficial Ownership, including (i) the granting or exercise of any option or warrant, convertible security, pledge, security interest, or similar right to acquire Stock or entering into any agreement for the sale, transfer or other disposition of Stock or (ii) the sale, transfer, assignment or

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other disposition of any securities (or rights  convertible into or exchangeable for Stock), (iii) a change in the capital structure of the corporation, (iv) a change in the relationship between two or more Persons that causes a change in ownership of Stock by application of Section 544 of the Code, as modified by
Section 856(h), or (v) Transfers of interests in other entities that result in changes in Beneficial Ownership of Stock; in each case, whether voluntarily or involuntarily, whether owned of record or beneficially or Beneficially, and whether by operation of law or otherwise. (For purposes of this Article 4, the right of a limited partner under the Operating Partnership Agreement to require the partnership to redeem the partner's limited partnership units shall not be considered to be an option or similar right to acquire Stock.)

         4.05 Reporting of Transfers and Ownership

         (a) Notice of Restricted Transfers. Any Person who acquires or attempts or intends to acquire Stock or other securities in violation of Article IV or any Person who is a transferee in a Transfer or is otherwise affected by an event other than a Transfer that results in a violation of Article IV, shall immediately give written notice to this corporation of such event, or in the case of such a proposed or attempted event, give at least 15 days prior written notice to this corporation of such event, and shall provide to this corporation such other information as this corporation may request in order to determine the effect, if any, of such acquisition, ownership or other event on this corporation's status as a REIT and to ensure compliance with the limitations set forth in this Article IV.

         (b) Owners Required to Provide Information. From and after the effective date of the merger of American Office Park Properties, Inc. with and into this corporation, each Person who is a beneficial owner or Beneficial Owner of Stock and each Person (including the stockholder of record) who is holding Stock for a Beneficial Owner shall provide to this corporation such information as this corporation may request, in good faith, in order to determine this corporation's status as a REIT, to ensure compliance with the limitations set forth in this Article IV, to comply with the requirements of any taxing authority or governmental agency, or to determine any such compliance.

         4.06 Ambiguity

         In the case of an ambiguity or uncertainty in the interpretation or application of any of the provisions of this Article IV, including any definition contained in Section 4.04, the Board of Directors shall have the power to determine the interpretation or application of the provisions with respect to any situation based on the facts known to it. The value of outstanding shares of any class or series of the Stock of the Corporation may be determined by the Board of Directors in good faith, and any such determination shall be conclusive. If any provision of Article IV requires an action by the Board of Directors but does not provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Article IV.

         4.07 Legend

         Each   certificate  for  shares  of  any  class  of  Stock  shall  bear substantially the following legend or such other legend as the corporation may from time-to-time determine to be appropriate:

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         "The shares of Stock  represented  by this  certificate  are subject to restrictions on ownership and transfer for the purpose of assisting this corporation to maintain its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended. Except as
         set  forth  in   Article   IV  of  this   corporation's   Articles   of
         Incorporation, no person may Beneficially Own (i) more than 2.0% of the outstanding shares of Common Stock of this corporation, or (ii) more than 9.9% of the outstanding shares of any series of Preferred Stock or Equity Stock of this corporation, with certain further restrictions and
         exceptions  as  are  set  forth  in  this  corporation's   Articles  of
         Incorporation. Any Person who attempts to own or Beneficially Own Stock in excess of the above limitations must notify this corporation in writing at least 15 days prior to such attempt. If any of the restrictions on transfer or ownership set forth in Article IV of the Articles of Incorporation are violated, the Stock represented hereby will be automatically transferred to the Charitable Trustee of a Charitable Trust for the benefit of a Charitable Beneficiary pursuant to the terms of Article IV of the Articles of Incorporation. In addition, attempted transfers of Stock in violation of the limitations described above (as modified or expanded upon in Article IV of the Articles of Incorporation), may be void ab initio. All capitalized terms in this legend have the meanings defined in this corporation's Articles of Incorporation, as the same may be amended from time to time. This corporation will furnish to the holder hereof, upon request and without charge, a complete written statement of the terms and conditions of Article IV of the Articles of Incorporation. Requests for such documents may be directed to the corporate secretary."

         4.08 Transfer of Stock in Trust

         (a) Ownership in Trust; Status of Shares Held in Charitable Trust. Upon any purported Transfer (whether or not such Transfer is the result of a transaction engaged in through the facilities of the Exchange or any other automated inter-dealer quotation system) or other event that results in the transfer of Stock to a Charitable Trust pursuant to Section 4.02, such shares of Stock shall be deemed to have been transferred to the Charitable Trustee in its capacity as Charitable Trustee for the exclusive benefit of one or more Charitable Beneficiaries. Each Charitable Beneficiary shall be designated by this corporation as provided in Section 4.08(f). Shares of Stock so held in Charitable Trust shall remain issued and outstanding shares of Stock of the Corporation and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding shares of Stock of the same class and series.

         The Purported Owner shall not benefit economically from ownership of any shares of Stock held in Charitable Trust by the Charitable Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in Charitable Trust. The Purported Owner of shares of Stock in violation of Section 4.01 shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such shares.

         (b) Distribution and Dividend Rights. The Charitable Trustee shall have all rights to distributions and dividends with respect to shares of Stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any distributions or dividend declared but unpaid shall be paid when due to the Charitable Trustee. Any distributions

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or dividends paid prior to the discovery by this  corporation that the shares of
Stock have been transferred to the Charitable Trustee with respect to such shares shall be paid over to the Charitable Trustee by the recipient upon demand. The corporation may take all measures that it determines reasonably necessary to recover the amount of any such distribution, including, if necessary, withholding any portion of future distributions payable on shares of Stock of the Purported Owner or amounts otherwise payable to the Purported Owner (such as pursuant to Section 4.08(d)); and, as soon as reasonably practicable following the corporation's receipt or withholding thereof, shall pay over to the Charitable Trustee, the distributions so received or withheld, as the case may be. Any distributions or dividends so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary.

         (c) Rights upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of this corporation, the Charitable Trustee shall be entitled to receive, ratably with each other holder of Stock of the class or series of Stock that is held in the Charitable Trust, that portion of the assets of this corporation available for distribution to the holders of such class or series (determined based upon the ratio that the number of shares of such class or series of Stock held by the Charitable Trustee bears to the total number of shares of such class or series of Stock then outstanding). The Charitable Trustee shall distribute any such assets received in respect of the Stock held in the Charitable Trust in any liquidation, dissolution or winding up of, or distribution of the assets of the Corporation in accordance with Section 4.08(d).

         (d) Sale of Shares by Charitable Trustee. As reasonably promptly as possible after receiving notice from this corporation that shares of Stock have been transferred to the Charitable Trust, in an orderly fashion so as not to affect the Market Price of the shares held in the Charitable Trust materially and adversely, the Charitable Trustee shall sell the shares held in Charitable Trust to a Person, designated by the Charitable Trustee, whose ownership of the shares of Stock held in the Charitable Trust would not violate the ownership limitations set forth in Section 4.01. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Purported Owner and to the Charitable Beneficiary as provided in this Section 4.08(d).

         The Charitable Trustee shall first pay all reasonable expenses of the Charitable Trust and of the corporation incurred in connection with the formation of the Charitable Trust and disposition of the shares. The Purported Owner shall receive out of any excess the lesser of (1) (x) the price per share such Purported Owner paid for the Stock in the purported Transfer that resulted in the transfer of shares of Stock to the Charitable Trust, or (y) if the Transfer or other event that resulted in the transfer of shares of Stock to the Charitable Trust was not a transaction in which the Purported Owner gave full value for such shares of Stock, a price per share equal to the Market Price on the date of the purported Transfer or other event that resulted in the transfer of such shares of Stock to the Charitable Trust and (2) the price per share received by the Charitable Trustee from the sale or other disposition of the shares held in the Charitable Trust. Any net sales proceeds in excess of the amount payable to the Purported Owner shall be immediately paid to the Charitable Beneficiary.

         If, prior to the discovery by this corporation that shares of Stock have been transferred to the Charitable Trustee, such shares are sold by the Purported Owner, then (i) such shares shall be deemed to have been sold on

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behalf of the Charitable  Trust and (ii) to the extent that the Purported  Owner received an amount for such shares that exceeds the amount such Purported Owner was entitled to receive pursuant to this Section 4.08(d), such excess shall be paid to the Charitable Trustee upon demand.

         The Charitable Trustee shall have the right and power (but not the obligation) to offer any share of Stock held in the Charitable Trust for sale to this corporation on such terms and conditions as the Charitable Trustee shall determine appropriate.

         Each Charitable Beneficiary and Purported Owner waive any and all claims that they may have against the Charitable Trustee and the corporation arising out of the disposition of shares, except for claims arising out of the gross negligence or willful misconduct of such Charitable Trustee or the corporation, or the Charitable Trustee's or the corporation's failure to make payments in accordance with Section 4.08.

         (e) Voting and Notice Rights. The Charitable Trustee shall have all voting rights and rights to receive any notice of any meetings, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. The Purported Owner shall have no voting rights with respect to shares held in Charitable Trust. Any vote by or on behalf of a Purported Owner as a holder of shares of Stock prior to the discovery by the corporation that the shares of Stock have been transferred to the Charitable Trust shall be subject to rescission by the Charitable Trustee if the rescission is permitted by applicable law and the Board of Directors concludes that the rescission will not materially and adversely affect the corporation. In the case of any such rescission, to the extent permitted by applicable law, any such votes shall be void ab initio with respect to the shares held by the Charitable Trustee.

         Notwithstanding the provisions of this Article IV, until the corporation has received notification that shares of Stock have been transferred to the Charitable Trustee, the corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

         (f) Designation of Charitable Beneficiary(ies). By written notice to the Charitable Trustee, this corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (1) the shares of Stock held in the Charitable Trust would not violate the restrictions set forth in Section 4.01 in the hands of such Charitable Beneficiary and (2) each Charitable Beneficiary is described in
Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055, and 2522 of the Code.

         4.09 Settlement

         Nothing in this Article IV shall preclude the settlement of any transaction entered into through the facilities of the Exchange (but the fact that settlement of a transaction is permitted shall not negate the effect of any other provision and all of the provisions shall apply to the purported transferee of the shares of Stock in such transaction).

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

                                        V

         The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                       VI

         The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

         3. The foregoing amendment has been approved by the Board of Directors of the Corporation.

         4. The foregoing amendment has been approved by the required vote of the shareholders of the Corporation in accordance with Section 902 of the General Corporation Law of California. The total number of outstanding shares entitled to vote with respect to the foregoing amendment was 1,819,937 shares of Common Stock Series A, 184,453 shares of Common Stock Series B and 522,618 shares of Common Stock Series C. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required; such required vote being a majority of the combined outstanding shares of Common Stock Series A, Common Stock Series B and Common Stock Series C voting together as a single class, and a majority of the outstanding shares of Common Stock Series A voting as a separate class.

         5. Subsequent to the vote of the corporation's shareholders, all of the outstanding shares of Common Stock Series B and Common Stock Series C were cancelled or converted into Common Stock Series A.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Date:  March 17, 1998


                                        /s/ DAVID GOLDBERG
                                        --------------------------------------
                                        David Goldberg, Vice President


                                        /S/ DAVID P. SINGELYN
                                        --------------------------------------
                                        David P. Singelyn, Assistant Secretary

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